Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com

FMC Corporation Delivers Strong Third Quarter and Raises Full-Year 2019 Outlook

Third Quarter 2019 Highlights1
•Revenue of $1.0 billion, up 10 percent versus recast Q3 2018
•Consolidated GAAP net income of $90 million
•Total company adjusted EBITDA of $219 million, up 18 percent versus recast Q3 2018
•Consolidated GAAP earnings of $0.69 per diluted share
•Consolidated adjusted earnings per diluted share of $0.94, up 32 percent versus recast Q3 2018
•GAAP cash from operations of $283 million; adjusted cash from operations of $301 million
•Completed $100 million in share repurchases, for a total of $300 million YTD through September 30, 2019

Full-Year Outlook Highlights1,2
•Raising full-year revenue outlook to a range of $4.58 to $4.62 billion, reflecting 7 percent growth at the midpoint versus recast 2018
•Raising full-year adjusted EBITDA outlook to a range of $1.2 to $1.22 billion, reflecting 9 percent growth at the midpoint versus recast 2018
•Raising full-year adjusted earnings guidance to a range of $5.80 to $5.90 per diluted share, including the benefit of expected share repurchases in 2019 and reflecting 12 percent growth at the midpoint versus recast 2018
•Maintaining full-year adjusted cash from operations guidance of $750 to $850 million

PHILADELPHIA, October 29, 2019 - FMC Corporation (NYSE:FMC) today reported third quarter 2019 revenue of approximately $1.0 billion, an increase of 10 percent versus recast third quarter 2018, driven by double-digit organic growth in Brazil, Argentina, Mexico, France, India, China and Pakistan.

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Excluding the impact of foreign currencies, organic sales grew 12 percent year over year. On a GAAP basis, the company reported earnings of $0.69 per diluted share in the third quarter. This compares to recast GAAP earnings of $0.54 per diluted share in the third quarter of 2018.1
Third quarter adjusted earnings were $0.94 per diluted share, an increase of 32 percent versus recast third quarter 2018, and 14 cents above the midpoint of guidance. The outperformance versus guidance was driven primarily by strong operating results, offset partially by higher interest expense. Total company adjusted EBITDA was $219 million, an increase of 18 percent versus recast third quarter 2018 and $19 million above the midpoint of guidance.1

Third Quarter Adj. EPS versus Guidance (midpoint)*	+14 cents
EBITDA	+12.5 cents
Depreciation and amortization	+1.5 cents
Interest expense	-3.5 cents
Tax rate	+2.5 cents
Non-controlling interest	+1 cent
*Guidance refers to EPS guidance presented on July 30, 2019 of $0.75 to $0.85

Pierre Brondeau, FMC CEO and chairman said: “FMC continues to outperform due to very strong revenue growth and cost discipline. Year to date, revenue is up 11 percent organically, as demand for our products remains very high across the globe.”
FMC third-quarter revenue growth was driven by an 8 percent contribution from volume and a 4 percent contribution from price, offset partially by a 2 percent headwind from foreign currencies. FMC achieved higher year-over-year pricing in all regions for the third consecutive quarter. Latin America sales grew 21 percent year over year and 22 percent excluding FX. This was driven mainly by strong growth in cotton and sugarcane in Brazil and soybeans in Argentina. Sales in EMEA grew 4 percent year over year and 8 percent excluding FX, due to strong growth from new product introductions, especially in France. In Asia, revenue increased 5 percent year over year and 9 percent excluding FX; on an organic basis, sales increased by double-digit percentages in India, China and Pakistan. In North America, sales decreased 3 percent year over year, driven by lower demand for herbicides in the Midwest and Canada, but offset partially by strength in diamides and specialty crops.

FMC Revenue[1]	Q3 2019
Organic Growth	12%
FX Impact	2%
Total Revenue Growth	10%

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2019 Outlook1,2
FMC is raising its guidance for full-year 2019. Revenue is now expected to be in the range of $4.58 billion to $4.62 billion, an increase of 7 percent at the midpoint versus recast 2018. Total company adjusted EBITDA is now expected to be in the range of $1.2 billion to $1.22 billion, an increase of 9 percent at the midpoint compared to recast 2018. FMC is also raising its 2019 adjusted earnings guidance to a range of $5.80 to $5.90 per diluted share, an increase of 12 percent at the midpoint compared to recast 2018. FMC continues to expect weighted average diluted shares outstanding (WADSO) of approximately 131.5 million to 132.0 million for the full year. EPS estimates include the impact of $300 million in share repurchases completed year to date through September 30, 2019, as well as an additional $100 million in share repurchases expected in Q4 2019.

Fourth Quarter Outlook1,2
Fourth quarter revenue is expected to be in the range of $1.17 billion to $1.21 billion, representing 8 percent growth at the midpoint compared to recast fourth quarter 2018. Total company adjusted EBITDA is forecasted to be in the range of $300 million to $320 million, representing a 13 percent increase at the midpoint versus recast Q4 2018. FMC expects adjusted earnings per diluted share to be in the range of $1.46 to $1.56 in the fourth quarter, representing an increase of 3 percent at the midpoint versus recast Q4 2018 and assuming WADSO of approximately 130.5 million. Recast Q4 2018 adjusted earnings per diluted share benefitted from an unusually low tax rate.

	Full Year Outlook[2]	Q4 2019 Outlook[2]
Revenue	$4.58 to $4.62 billion	$1.17 to $1.21 billion
Organic Growth	11%	10%
Estimated FX Impact	(4%)	(2%)
Growth at midpoint vs. recast 2018 [1]	7%	8%
Adjusted EBITDA	$1.2 to $1.22 billion	$300 to $320 million
Growth at midpoint vs. recast 2018 [1]	9%	13%
Adjusted EPS^	$5.80 to $5.90	$1.46 to $1.56
Growth at midpoint vs. recast 2018 [1]	12%	3%
Share Count (WADSO)^	131.5 to 132.0 million	~130.5 million
^ EPS and WADSO estimates include the impact of the $300M in share repurchases completed YTD through September 30, 2019, as well as another $100M expected in Q4 2019.

Supplemental Information
The company will post supplemental information on the web at www.fmc.com, including its 2019 Outlook Statement, webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and

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reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
FMC Corporation, an agricultural sciences company, provides innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. This powerful combination of advanced technologies includes leading insect control products based on Rynaxypyr® and Cyazypyr® active ingredients; Authority®, Boral®, Centium®, Command® and Gamit® branded herbicides; Talstar® and Hero® branded insecticides; and flutriafol-based fungicides. The FMC portfolio also includes biologicals such as Quartzo® and Presence® bionematicides. FMC Corporation employs approximately 6,500 employees around the globe. To learn more, please visit www.fmc.com.
FMC, the FMC logo, Rynaxypyr, Cyazypyr, Authority, Boral, Centium, Command, Gamit, Talstar, Hero, Quartzo and Presence are trademarks of FMC Corporation or an affiliate. Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. Hero® insecticide is a restricted use pesticide in the United States.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the risk factors included within FMC’s 2018 Form 10-K filed with the SEC. FMC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com. In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Recast 2018 financials, as filed on a Form 8-K on March 22, 2019, exclude the former Lithium segment, which allows us to show a true year-over-year comparable metric for the 2019 periods.
2.Although we provide forecasts for adjusted earnings per share and total company adjusted EBITDA (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$1,014.3	$923.6	$3,412.5	$3,185.9
Costs of sales and services	581.9	528.4	1,884.9	1,797.8
Gross margin	$432.4	$395.2	$1,527.6	$1,388.1
Selling, general and administrative expenses	188.3	194.6	569.1	587.4
Research and development expenses	77.4	70.1	221.7	210.9
Restructuring and other charges (income)	6.8	25.4	27.3	26.4
Total costs and expenses	$854.4	$818.5	$2,703.0	$2,622.5
Income from continuing operations before equity in (earnings) loss of affiliates, non-operating pension and postretirement charges (income), interest expense, net and income taxes	$159.9	$105.1	$709.5	$563.4
Equity in (earnings) loss of affiliates	—	—	—	(0.1)
Non-operating pension and postretirement charges (income)	(1.2)	(1.2)	5.5	(0.5)
Interest expense, net	41.6	33.4	115.6	101.7
Income (loss) from continuing operations before income taxes	$119.5	$72.9	$588.4	$462.3
Provision (benefit) for income taxes	8.7	22.0	75.6	81.4
Income (loss) from continuing operations	$110.8	$50.9	$512.8	$380.9
Discontinued operations, net of income taxes	(21.3)	23.9	(29.8)	96.0
Net income (loss)	$89.5	$74.8	$483.0	$476.9
Less: Net income (loss) attributable to noncontrolling interests	(0.9)	2.0	2.4	7.2
Net income (loss) attributable to FMC stockholders	$90.4	$72.8	$480.6	$469.7
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$111.7	$48.9	$510.4	$373.7
Discontinued operations, net of tax	(21.3)	23.9	(29.8)	96.0
Net income (loss)	$90.4	$72.8	$480.6	$469.7
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.85	$0.36	$3.88	$2.76
Discontinued operations	(0.16)	0.18	(0.22)	0.71
Basic earnings per common share	$0.69	$0.54	$3.66	$3.47
Average number of shares outstanding used in basic earnings per share computations	130.4	134.9	131.1	134.7
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.85	$0.36	$3.85	$2.74
Discontinued operations	(0.16)	0.18	(0.22)	0.71
Diluted earnings per common share	$0.69	$0.54	$3.63	$3.45
Average number of shares outstanding used in diluted earnings per share computations	131.6	136.4	132.4	136.2

Other Data:
Capital additions	$40.5	$21.1	$74.4	$50.0
Depreciation and amortization expense	36.6	37.8	111.1	111.4

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to FMC stockholders (GAAP)	$90.4	$72.8	$480.6	$469.7
Corporate special charges (income):
Restructuring and other charges (income) (a)	6.8	25.4	27.3	26.4
Non-operating pension and postretirement charges (income) (b)	(1.2)	(1.2)	5.5	(0.5)
Transaction-related charges (c)	16.0	18.2	52.6	134.3
Income tax expense (benefit) on Corporate special charges (income) (d)	0.8	(8.9)	(12.0)	(36.6)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	21.3	(23.9)	29.8	(96.0)
Tax adjustment (f)	(9.9)	14.3	(10.1)	18.0
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$124.2	$96.7	$573.7	$515.3

Diluted earnings per common share (GAAP)	$0.69	$0.54	$3.63	$3.45
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.05	0.19	0.21	0.19
Non-operating pension and postretirement charges (income)	(0.01)	—	0.04	—
Transaction-related charges	0.12	0.13	0.40	0.99
Income tax expense (benefit) on Corporate special charges (income), per diluted share	0.01	(0.07)	(0.10)	(0.27)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.16	(0.18)	0.22	(0.71)
Tax adjustments per diluted share	(0.08)	0.10	(0.08)	0.13
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.94	$0.71	$4.32	$3.78

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	131.6	136.4	132.4	136.2
____________________
(1) The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(a) Three Months Ended September 30, 2019:
Restructuring and other charges (income) is comprised of charges associated with the continued integration of the DuPont Crop Protection Business. These charges include severance and other costs (benefits) of $2.6 million. All other charges were $4.2 million, which includes charges of continuing environmental sites treated as a Corporate charge of $4.1 million.
Three Months Ended September 30, 2018:
Restructuring and other charges (income) is primarily comprised of charges associated with the integration of the DuPont Crop Protection Business. Restructuring charges were incurred as a continuation of our decision to exit the Ewing R&D center and change to our market access model in India of $14.9 million and $1.8 million, respectively. Other restructuring charges as we continue to integrate the acquired DuPont Crop Protection Business totaled to $3.3 million. There were also other restructuring and other charges (income) totaling $2.0 million. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $2.2 million and other Corporate charges of $1.2 million.

Nine Months Ended September 30, 2019:
Restructuring and other charges (income) is comprised of charges associated with the continued integration of the DuPont Crop Protection Business. These charges include severance, accelerated depreciation on certain fixed assets, and other costs (benefits) of $13.2 million. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $12.3 million and other miscellaneous restructuring and other charges totaling $1.8 million.
Nine Months Ended September 30, 2018:
Restructuring and other charges (income) primarily consists of the total gain on sales of $87.2 million from the divestments of certain product portfolios as part of our commitment to both the European Commission and Competition Commission of India related to the DuPont Crop Protection Acquisition. Restructuring and other charges (income) also consists of $27.5 million of charges due to our decision to exit the Ewing R&D and $57.2 million of charges related to the change in our market access model in India. Other restructuring charges as we continue to integrate the acquired DuPont Crop Protection Business totaled to $7.8 million. There were other restructuring and other charges (income) of $8.6 million. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $8.8 million and other Corporate charges of $3.7 million.
(b) Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting as well as legal and professional fees associated with acquisition activities. Amounts represent the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in Millions)	2019	2018	2019	2018
DuPont Crop Protection Business Acquisition
Legal and professional fees (1)	$16.0	$16.9	$52.6	$64.7
Inventory fair value amortization (2)	—	1.3	—	69.6
Total Transaction-related charges	$16.0	$18.2	$52.6	$134.3
____________________
(1) Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).
(2) These charges are included in “Costs of sales and services” on the condensed consolidated statements of income (loss).

(d) The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e) Three and Nine Months Ended September 30, 2019 and 2018
Discontinued operations, net of income taxes include, in periods up to its separation on March 1, 2019, the results of FMC Lithium, including separation-related costs, as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. The three months ended September 30, 2019 has no results of our FMC Lithium segment compared to a full quarter for the three months ended September 30, 2018. During the nine months ended September 30, 2019, we finalized the sale of the first of two parcels of land of our discontinued site in Newark, California. The gain on sale was approximately $21 million, net of tax. Offsetting the gain on sale were the results of our discontinued FMC Lithium segment, which was a net loss due to separation-related costs. Discontinued operations, net of income taxes for the nine months ended September 30, 2018 includes both a full period of results of FMC Lithium as well as an additional gain on sale of the FMC Health and Nutrition business to DuPont of approximately $17 million as a result of the adjustment to the final working capital.
(f)  We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in Millions)	2019	2018	2019	2018
Non-GAAP tax adjustments
Impacts of Tax Cuts and Jobs Act	$—	$18.6	$—	$18.9
Revisions to valuation allowances of historical deferred tax assets	—	0.3	0.6	(0.5)
Foreign currency remeasurement and other discrete items	(9.9)	(4.6)	(10.7)	(0.4)
Total Non-GAAP tax adjustments	$(9.9)	$14.3	$(10.1)	$18.0

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) (GAAP)	$89.5	$74.8	$483.0	$476.9
Restructuring and other charges (income)	6.8	25.4	27.3	26.4
Non-operating pension and postretirement charges (income)	(1.2)	(1.2)	5.5	(0.5)
Transaction-related charges	16.0	18.2	52.6	134.3
Discontinued operations, net of income taxes	21.3	(23.9)	29.8	(96.0)
Interest expense, net	41.6	33.4	115.6	101.7
Depreciation and amortization	36.6	37.8	111.1	111.4
Provision (benefit) for income taxes	8.7	22.0	75.6	81.4
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$219.3	$186.5	$900.5	$835.6
___________________
(1)  Referred to as Adjusted EBITDA. Defined as operating profit excluding corporate special charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash provided (required) by operating activities (GAAP) (1)	$282.6	$179.8	$65.8	$380.3
Transaction and integration costs	18.4	27.9	61.5	80.8
Adjusted cash from operations (Non-GAAP) (2)	$301.0	$207.7	$127.3	$461.1
___________________
(1) The cash provided (required) by operating activities for the three months ended September 30, 2019 and 2018 is the calculation of the nine months ended September 30, 2019 and 2018 less the previously reported six months ended June 30, 2019 and 2018, respectively.
(2) The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of transaction-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2019	December 31, 2018
Cash and cash equivalents	$419.7	$134.4
Trade receivables, net of allowance of $35.6 in 2019 and $22.4 in 2018	2,001.1	2,143.8
Inventories	1,167.4	1,025.5
Prepaid and other current assets	489.4	432.6
Current assets of discontinued operations	—	293.9
Total current assets	$4,077.6	$4,030.2

Property, plant and equipment, net	728.4	756.9
Goodwill	1,466.5	1,468.1
Other intangibles, net	2,632.2	2,703.4
Deferred income taxes	289.1	272.8
Other long-term assets	610.0	384.1
Noncurrent assets of discontinued operations	—	358.8
Total assets	$9,803.8	$9,974.3

Short-term debt and current portion of long-term debt	$553.6	$547.7
Accounts payable, trade and other	667.0	795.5
Advanced payments from customers	19.0	458.4
Accrued and other liabilities	576.7	570.8
Accrued customer rebates	547.7	365.3
Guarantees of vendor financing	73.0	67.1
Accrued pensions and other postretirement benefits, current	6.2	6.2
Income taxes	78.3	85.1
Current liabilities of discontinued operations	—	97.3
Total current liabilities	$2,521.5	$2,993.4

Long-term debt, less current portion	$3,032.4	$2,145.0
Long-term liabilities	1,570.6	1,579.4
Noncurrent liabilities of discontinued operations	—	46.1
Equity	2,679.3	3,210.4
Total liabilities and equity	$9,803.8	$9,974.3

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2019	2018
Cash provided (required) by operating activities of continuing operations	$65.8	$380.3

Cash provided (required) by operating activities of discontinued operations	(36.2)	33.7

Cash provided (required) by investing activities of continuing operations	(119.5)	23.5

Cash provided (required) by investing activities of discontinued operations	9.2	(61.0)

Cash provided (required) by financing activities of continuing operations	374.8	(485.5)

Cash provided (required) by financing activities of discontinued operations	(37.2)	—

Effect of exchange rate changes on cash	1.1	2.5
Increase (decrease) in cash and cash equivalents	$258.0	$(106.5)

Cash and cash equivalents of continuing operations, beginning of period	$134.4	$281.8
Cash and cash equivalents of discontinued operations	27.3	1.2
Cash and cash equivalents, beginning of period	$161.7	$283.0
Less: cash and cash equivalent of discontinued operations, end of period	—	14.7
Cash and cash equivalents of continuing operations, end of period	$419.7	$161.8